Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of February 14, 2023 by and between American Physicians LLC, a Delaware limited liability company, and Xiaoping Becky Zhang (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership of Class A ordinary shares, $0.0001 par value per share, of Edoc Acquisition Corp. Each Party hereto agrees that the Amendment No. 2 to the Schedule 13D, dated February 14, 2023, relating to such beneficial ownership, is filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate.

Date: February 14, 2023	AMERICAN PHYSICIANS LLC

	By:	/s/ Xiaoping Becky Zhang
		Name:	Xiaoping Becky Zhang
		Title:	Managing Member

Date: February 14, 2023	/s/ Xiaoping Becky Zhang
Xiaoping Becky Zhang